EXHIBIT 99.1

NEWS RELEASE

FOR:	U S Liquids Inc.
CONTACT:	William DeArman
Chief Executive Officer
(281) 272-4511

     wdearman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. ANNOUNCES OPERATING RESULTS
FOR THE THIRD QUARTER OF 2003

     Houston, TX, January 6, 2004 – U S Liquids Inc. (OTC “PINK SHEETS”: USLQ), a provider of waste management services, announced results for the three and nine months ended September 30, 2003.

RESULTS OF OPERATIONS

     For the quarter ended September 30, 2003, U S Liquids reported revenues of $17.7 million compared to $19.6 million in the prior year quarter. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and asset impairment charges) from continuing operations was a loss of $0.3 million for the quarter compared to income of $0.4 million for the comparable 2002 quarter. Income (loss) from continuing operations for the quarter was a loss of $14.9 million or $0.92 per share compared to a loss of $35.6 million or $2.21 per share in the third quarter of 2002. The Company’s net income (loss) for the quarter, including discontinued operations and cumulative effect of change in accounting principle, was a net loss of $17.5 million or $1.08 per share compared to a net loss of $50.3 million or $3.12 per share in the prior year period. During the third quarter of 2003, the Company recognized an impairment charge of $12.0 million relating to the valuation of goodwill and fixed assets at certain business units. During the comparable 2002 period, the Company recognized a $35.4 million impairment charge relating to the valuation of goodwill at certain business units.

     For the nine months ended September 30, 2003, U S Liquids reported revenues of $53.2 million compared to $55.9 million in the prior year period. Adjusted EBITDA from continuing operations was a loss of $4.2 million for the nine months ended September 30, 2003 compared to income of $1.8 million for the comparable 2002 period. Income (loss) from continuing operations for the nine-month period ending September 30, 2003 was a loss of $25.2 million or $1.55 per share compared to a loss of $38.6 million or $2.40 per share in the comparable prior year period. The Company’s net loss, including discontinued operations and the cumulative effect of change in accounting principle, was a net loss of $22.7 million or $1.40 per share compared to a net loss of $136.7 million or $8.51 per share for the nine months ended September 30, 2003 and 2002, respectively. The Company had asset impairment charges of $12.0 million and $35.4 million during the nine months ended September 30, 2003 and 2002, respectively. In addition, the Company recognized income of $2.7 million and a loss of $91.0 million as a result of the cumulative effects of accounting changes in the nine months ended September 30, 2003 and 2002, respectively.

     Industrial Wastewater Division

     The Industrial Wastewater Division reported revenues of $7.3 million for the quarter ended September 30, 2003, an increase from revenues of $6.2 million during the comparable prior year quarter. Excluding asset impairment charges, operating income for the quarter was $0.6 million compared to $0.3 million in the prior year quarter. The increases in revenues and operating income were primarily due to increased revenues at the Division’s Florida and Georgia facilities as a result of new customer contracts. Including asset impairment charges, the operating loss for the quarter was $5.3 million compared to $16.3 million in the prior year quarter.

     The Industrial Wastewater Division reported revenues of $20.8 million for the nine months ended September 30, 2003 compared to $18.8 million in the comparable 2002 period. Excluding asset impairment charges, operating income for the nine months ended September 30, 2003 was $1.4 million compared to $0.7 million in the comparable 2002 period. The increase was a result of increased revenues and operating income at the Division’s Florida facility partially offset by a decrease at the Detroit facility. Including asset impairment charges, the operating loss for the nine months was $4.5 million compared to $15.9 million in the prior year period.

     Commercial Wastewater Division

     The Commercial Wastewater Division reported revenues of $10.4 million for the quarter compared to $13.3 million for the comparable prior year quarter. The decrease in revenues in the current year period resulted from a decline in event-driven revenues at the Division’s Northern A-1 location. Excluding asset impairment charges, the Division reported operating income of $0.5 million compared to $2.1 million in the prior year quarter. The decrease in operating income is primarily due to the decline in event-driven revenues. Including asset impairment charges, the operating loss for the quarter was $5.3 million compared to $16.7 million in the prior year quarter.

     The Commercial Wastewater Division reported revenues of $32.4 million for the nine months ended September 30, 2003 compared to $37.1 million for the comparable prior year period. Excluding asset impairment charges, the Division reported operating income of $1.3 million compared to $4.0 million in the comparable prior year period. The decrease in revenues and operating income for the nine months ended September 30, 2003 compared to the comparable prior year period is primarily due to lower event-driven revenues at the Division’s Northern A-1 location and decreased volumes. Including asset impairment charges, the operating loss for the nine months was $4.5 million compared to $14.7 million in the prior year period.

ACCOUNTING AND REPORTING CHANGES

     Discontinued Operations

     During the fourth quarter of 2002, the Company decided to divest of or suspend certain operations at several non-core and underperforming businesses in the Commercial Wastewater Division. Some operations were divested of or suspended during the fourth quarter of 2002. During the first quarter of 2003, the remaining portions of the Company’s Northeast operations were sold. During the third quarter of 2003, the Company sold certain businesses to ERP Environmental and sold its Waste Stream Environmental business. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reported the assets, liabilities and results of operations of those businesses separately as discontinued operations and restated all prior period financial information to present the results of continuing and discontinued operations separately.

     Asset Retirement Obligations

     Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting For Asset Retirement Obligations. SFAS No. 143 requires that the discounted fair value of the liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Historically, the Company had recorded the gross estimated retirement obligation at the time the related asset was acquired. As a result of adopting SFAS No. 143, the Company recognized $2.7 million of income as a cumulative effect of change in accounting principle in the first quarter of 2003.

     Goodwill

     Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, the amortization of goodwill is discontinued and an impairment test is performed upon adoption. In accordance with SFAS No. 142, an impairment charge of $87.8 million, net of a $3.2 million tax benefit, was recorded on adoption in the first quarter of 2002. In the third quarter of 2002, the Company recognized an impairment of its goodwill. The $3.2 million tax benefit previously recorded was reversed and reflected as a cumulative effect of change in accounting principle.

OTHER INFORMATION

     The Company’s capital requirements for continuing operations consist of general working capital needs, scheduled principal and interest payments on its debt obligations and capital leases, funding of the Company’s finite risk bonding program, certain contractual commitments and planned capital expenditures. The Company’s capital resources consist of cash reserves, cash generated from operations, cash proceeds from planned asset sales and funds available under its revolving credit facility. On November 26, 2003, the Company received a short-term extension of the credit facility to provide for its near-term working capital needs. The facility, which matures on February 2, 2004, had an outstanding balance of $19.8 million with additional letters of credit of $6.7 million at September 30, 2003.

     Since September 30, 2003, the Company has sold its Northern A-1, Gateway Terminal Services and National Solvent Exchange businesses for $7.4 million and used the proceeds to reduce debt and pay transaction expenses. The Company is in various stages of negotiations to sell substantially all of its remaining business units to reduce the Company’s indebtedness. With the assistance of its financial advisors, management has continued to evaluate the viability of the Company after each business unit sale. However, to date, management has not been able to develop a business plan that it believes will support the Company’s remaining debt and reduced corporate overhead. As a result, the Company may be forced to liquidate either through bankruptcy or an orderly wind down of operations. Although the Company is in negotiations with third parties for the sale of substantially all remaining business units, there can be no assurance that any further sale transactions will be successfully consummated or that the proceeds will be adequate to satisfy the Company’s indebtedness. Management believes that a complete liquidation of the Company would result in no return to shareholders.

     In November 2003, the American Stock Exchange (“Amex” or “Exchange”) notified the Company that it was no longer in compliance with the Exchange’s listing standards due to the substantial impairment of the Company’s financial condition. As a result, the Amex notified the Company that it intended to proceed with the filing of an application with the SEC to delist and deregister the Company’s common stock from the Exchange. The Company did not appeal the Exchange’s determination. The Exchange suspended trading in the Company’s common stock on December 10, 2003 and is proceeding with the delisting. The Company’s shares now trade on the over-the-counter “Pink Sheets.”

     Due to improper recording of job costs and certain other items at one of its business units, the Company restated its results of operations for the years ended December 31, 2002, 2001 and 2000. The Company contacted the Securities and Exchange Commission (“SEC”) and was advised that the SEC would conduct an informal investigation of the issues leading to the restatement. The Company is cooperating fully with the SEC in the investigation.

     Adjusted EBITDA, or earnings before interest, taxes, depreciation, amortization and asset impairment charges, is a non-GAAP financial measure provided by the Company in this press release. Adjusted EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. The Company has included adjusted EBITDA because the Company believes it is an indicative measure of the Company’s operating performance and the Company’s ability to meet its debt service requirements and because adjusted EBITDA is used by investors and analysts to evaluate companies in the waste management industry. Adjusted EBITDA is also a measure utilized in financial covenants contained in our existing credit facility. As presented by the Company, adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

     Below is a reconciliation of net loss to adjusted EBITDA excluding discontinued operations and the cumulative effect of changes in accounting principles for the three and nine-month periods ended September 30, 2003 and 2002:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(in thousands)
Net loss	$(17,485)	$(50,278)	$(22,734)	$(136,717)

Add:
Interest expense	1,244	1,226	4,610	3,101
Interest income	(7)	(8)	(28)	(31)
Income taxes	40	(2,110)	75	(2,572)
Depreciation and amortization	1,317	1,489	4,293	4,552
Asset impairment	12,026	35,387	12,026	35,387

Adjusted EBITDA	(2,865)	(14,294)	(1,758)	(96,280)
Cumulative effect of change in accounting principle	—	3,180	(2,708)	91,003

	(2,865)	(11,114)	(4,466)	(5,277)
Add loss from discontinued operations, net of tax	2,523	11,516	289	7,115

Adjusted EBITDA from continuing operations	$(342)	$402	$(4,177)	$1,838

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on our customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

U S LIQUIDS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

		(As restated)		(As restated)
Revenues	$17,688	$19,567	$53,201	$55,944
Operating expenses	14,154	16,483	42,968	43,690

Operating margin	3,534	3,084	10,233	12,254
Selling, general and administrative expenses	3,920	4,815	14,884	12,807
Depreciation and amortization	1,317	1,489	4,293	4,552
Asset impairment	12,026	35,387	12,026	35,387
Special income	—	(2,150)	(425)	(2,260)

Operating loss	(13,729)	(36,457)	(20,545)	(38,232)
Interest expense	1,244	1,226	4,610	3,101
Other expense (income), net	(51)	9	(77)	(162)

Loss from continuing operations before income taxes	(14,922)	(37,692)	(25,078)	(41,171)
Income taxes	40	(2,110)	75	(2,572)

Loss from continuing operations	(14,962)	(35,582)	(25,153)	(38,599)
Loss from discontinued operations, net of tax	(2,523)	(11,516)	(289)	(7,115)
Cumulative effect of change in accounting principle	—	(3,180)	2,708	(91,003)

Net loss	$(17,485)	$(50,278)	$(22,734)	$(136,717)

Adjusted EBITDA from continuing operations	$(342)	$402	$(4,177)	$1,838

Net income (loss) per share:
Continuing operations	$(0.92)	$(2.21)	$(1.55)	$(2.40)
Discontinued operations	(0.16)	(0.71)	(0.02)	(0.45)
Cumulative effect of change in accounting principle	—	(0.20)	0.17	(5.66)

Total	$(1.08)	$(3.12)	$(1.40)	$(8.51)

Shares utilized	16,233	16,091	16,227	16,074

Percentage of Revenues
Revenues	100.0%	100.0%	100.0%	100.0%
Operating margin	20.0%	15.8%	19.2%	21.9%
Selling, general and administrative expenses	22.2%	24.6%	28.0%	22.9%
Depreciation and amortization	7.4%	7.6%	8.1%	8.1%
Asset impairment	68.0%	180.9%	22.6%	63.3%
Special income	0.0%	-11.0%	-0.8%	-4.0%
Operating loss	-77.6%	-186.3%	-38.6%	-68.3%
Loss from continuing operations before income taxes	-84.4%	-192.6%	-47.1%	-73.6%
Adjusted EBITDA from continuing operations	-1.9%	2.1%	-7.9%	3.3%

U S LIQUIDS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
Additional Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

		(As restated)		(As restated)
Revenues:
Industrial	$7,325	$6,233	$20,848	$18,841
Commercial	10,363	13,334	32,353	37,103

Total segment revenues	$17,688	$19,567	$53,201	$55,944

Operating loss:
Industrial	$(5,268)	$(16,315)	$(4,489)	$(15,886)
Commercial	(5,257)	(16,697)	(4,468)	(14,742)

Total segment operating loss	(10,525)	(33,012)	(8,957)	(30,628)
General corporate expense	3,204	5,595	12,013	9,864

Operating loss before special income	(13,729)	(38,607)	(20,970)	(40,492)
Special income	—	(2,150)	(425)	(2,260)

Operating loss	$(13,729)	$(36,457)	$(20,545)	$(38,232)

Percentage of Revenues
Revenues:
Industrial	41.4%	31.9%	39.2%	33.7%
Commercial	58.6%	68.1%	60.8%	66.3%

Total segment revenues	100.0%	100.0%	100.0%	100.0%
Operating loss:
Industrial	-71.9%	-261.8%	-21.5%	-84.3%
Commercial	-50.7%	-125.2%	-13.8%	-39.7%

Total segment operating loss	-59.5%	-168.7%	-16.8%	-54.7%
General corporate expense	18.1%	28.6%	22.6%	17.6%
Operating loss before special income	-77.6%	-197.3%	-39.4%	-72.4%
Special income	0.0%	-11.0%	-0.8%	-4.0%
Operating loss	-77.6%	-186.3%	-38.6%	-68.3%